UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2016

Patriot National, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

(954) 670-2900

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 9, 2016, Patriot National, Inc. (the “Company”) entered into the Financing Agreement (the “Credit Agreement”), by and among the Company, Cerberus Business Finance, LLC, as collateral agent and as administrative agent (“Agent”), and the other lenders party thereto, which provides for a $30.0 million revolving credit facility and a $250.0 million term loan facility (the “senior secured credit facility”). The senior secured credit facility has a maturity of five years, and borrowings thereunder bear interest, at the Company’s option, at LIBOR plus a margin ranging from 700 basis points to 725 basis points or at a base rate plus a margin ranging from 500 basis points to 525 basis points. Effective with the closing of the Financing Agreement on November 9, 2016, the existing BMO credit facility was repaid in full and any remaining commitments terminated thereunder.

In addition to paying interest on outstanding principal under the senior secured credit facility, the Company is required to pay a commitment fee to the administrative agent for the ratable benefit of the lenders under the revolving credit facility in respect of the unutilized commitments thereunder of 50 basis points. In addition, the Company is required to pay Agent a loan servicing fee of $5,000 per month. The Company paid Agent, for the account of the lenders, a closing fee equal to $5,600,000.

The term loan facility amortizes quarterly beginning on December 31, 2016 with quarterly payments of $1,250,000 in the first year, quarterly payments of $2,000,000 in the second year and quarterly payments of $2,500,000 thereafter, with the remainder due at maturity. Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity. In the event of any sale or other disposition by the Company or its subsidiaries guaranteeing the senior secured credit facility of any assets or their incurrence of additional indebtedness, the Company is required to prepay the net proceeds received from such a sale towards the remaining scheduled payments of the term loan facility, subject to certain exceptions.

All obligations under the senior secured credit facility are guaranteed by all of the Company’s existing and future subsidiaries, other than foreign subsidiaries, and secured by a first-priority perfected security interest in substantially all of the Company’s and such guaranteeing subsidiaries’ tangible and intangible assets, whether now owned or hereafter acquired, including a pledge of 100% of the stock of each guarantor.

The senior secured credit facility contains certain covenants that, among other things and subject to significant exceptions, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to engage in certain business and financing activities and that require the Company to maintain certain financial covenants, including requirements to maintain (i) a maximum total leverage ratio of total outstanding debt to adjusted EBITDA for the most recently-ended four fiscal quarters of no more than 5.25:1.00 and (ii) a minimum fixed charge coverage ratio of (a)(1) adjusted EBITDA less (2) unfinanced capital expenditures, to (b) the sum of (1) scheduled principal payments of debt (which amount has been agreed upon for the three, six and nine month periods ending March 31, 2016, June 30, 2016 and September 30, 2016), (2) cash interest expense (which amount has been agreed upon for the three, six and nine month periods ending March 31, 2016, June 30, 2016 and September 30, 2016), (3) income tax expense (which amount has been agreed upon for the three, six and nine month periods ending March 31, 2016, June 30, 2016 and September 30, 2016) and (4) dividends, share repurchases and other restricted payments for the same period of a least 1.25:1.00 for the most recently-ended four quarters. The senior secured credit facility contains other restrictive covenants, including those regarding indebtedness (including capital leases) and guarantees; liens; investments and acquisitions; loans and advances; mergers, consolidations and other fundamental changes; limitations on sales of assets; limitations on transactions with affiliates; no material changes in nature of business; limitations on dividends and distributions, stock repurchases, and other restricted payments.

The senior secured credit facility has events of default that may result in acceleration of the borrowings thereunder, including (i) nonpayment of principal, interest, fees or other amounts (subject to customary grace periods for items other than principal); (ii) failure to perform or observe covenants set forth in the loan documentation (subject to customary grace periods for certain affirmative covenants); (iii) any representation or warranty proving to have been incorrect in any material respect when made; (iv) cross-default to other indebtedness and contingent obligations in an aggregate amount in excess of an agreed upon amount; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in excess of an agreed upon amount; (viii) ERISA defaults; (ix) change of control; (x) actual invalidity or unenforceability of any loan document as a result of an act or omission of the Company or its subsidiaries or actual invalidity or unenforceability of any security interest on any collateral; (xi) the Company or its subsidiaries asserts that any loan document, including any guaranty, is invalid or unenforceable; and (xii) material unpaid, final judgments that have not been vacated, discharged, stayed or bonded pending appeal within a specified number of days after the entry thereof.

Affiliates of Agent are participating as lenders under the senior secured credit facility.

The Company used a portion of the proceeds from the senior secured credit facility to repay its existing credit facility as described below under Item 1.02 and intends to use the remaining proceeds to finance a special dividend and repurchase additional shares of Company common stock, each as described below under Item 8.01, and for general corporate purposes.

Item 1.02	Termination of a Material Definitive Agreement.

The existing credit facility provided for pursuant to the Credit Agreement entered into on January 22, 2015, by and among the Company, BMO Harris Bank N.A., as administrative agent, and the other lenders party thereto was terminated and repaid in full with proceeds from the senior secured credit facility described above in Item 1.01

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 8.01.	Other Events.

Special Dividend

On November 14, 2016, the Company announced that its Board of Directors (the “Board”) had declared a special dividend of $2.50 per share of Company common stock, payable December 9, 2016, to shareholders of record at the close of business on November 28, 2016.

Stock Repurchase Program

On November 9, 2016, the Board also authorized up to $40 million of stock repurchases through November 9, 2018 under the Company’s previously announced $15 million stock repurchase program (the “Repurchase Program”). This authorization represents an increase of $34 million for stock repurchases in addition to the approximately $6 million remaining under the previously authorized program. Pursuant to the terms of the Repurchase Program, the Company may purchase no more than 1,000,000 shares in any calendar month. The Company may otherwise repurchase its common stock from time to time, in amounts and at prices the Company deems appropriate, subject to market conditions and other considerations. The Company’s repurchases may be executed using open market purchases or negotiated off-market transactions.

A copy of the press release announcing the events described in this Current Report on Form 8-K is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are attached to this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press Release, dated November 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

Date: November 14, 2016	By:	/s/ Christopher A. Pesch
	Name:	Christopher A. Pesch
	Title:	Executive Vice President, General Counsel, Chief Legal Officer and Secretary